EXHIBIT 99.1

AutoZone 1st Quarter Domestic Same Store Sales Increase 1.2%; EPS Increases to $32.55

MEMPHIS, Tenn., Dec. 05, 2023 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $4.2 billion for its first quarter (12 weeks) ended November 18, 2023, an increase of 5.1% from the first quarter of fiscal 2023 (12 weeks). Same store sales, or sales for our domestic and international stores open at least one year, are as follows:

		Constant Currency
	12 Weeks	12 Weeks*

Domestic	1.2%	1.2%
International	25.1%	10.9%
Total Company	3.4%	2.1%
* Excludes impacts from fluctuations of foreign exchange rates.

For the quarter, gross profit, as a percentage of sales, was 52.8%, an increase of 279 basis points versus the prior year. The increase in gross margin was driven by 208 basis point ($83 million net) non-cash LIFO favorability, with the remaining leverage primarily from favorable supply chain costs and higher merchandise margins. Operating expenses, as a percentage of sales, were 32.6% versus last year at 31.9%. Deleverage was primarily driven by domestic store payroll and investment in technology related initiatives.

Operating profit increased 17.4% to $848.6 million. Net income for the quarter increased 10.0% over the same period last year to $593.5 million, while diluted earnings per share increased 18.6% to $32.55.

Under its share repurchase program, AutoZone repurchased 580 thousand shares of its common stock at an average price per share of $2,590, for a total investment of $1.5 billion. Excise tax on shares repurchased, assessed at one percent of the fair market value of net shares repurchased, was $14.4 million for the first quarter. Since the inception of the share repurchase program, the Company has repurchased a total of 155 million shares of its common stock, at an average price of $228, for a total investment of $35.3 billion. At the end of the first quarter, the Company had $333.1 million remaining under its current share repurchase authorization.

The Company’s inventory increased 3.0% over the same period last year driven by new store growth. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $197 thousand versus negative $249 thousand last year and negative $201 thousand last quarter.

“I want to thank all AutoZoners across the company for their efforts during our first fiscal quarter. The commitment to superior service resulted in our ability to deliver strong financial results.  Our domestic sales results were solid despite tough comparisons from a year ago, while our international business continues to deliver exceptionally strong sales growth. We remain committed to driving sales and earnings growth throughout fiscal 2024, while returning cash to our shareholders,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 18, 2023, AutoZone opened 17 new stores and closed one in the U.S., five new stores in Mexico and four in Brazil for a total of 25 net new stores. As of November 18, 2023, the Company had 6,316 stores in the U.S., 745 in Mexico and 104 in Brazil for a total store count of 7,165.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light duty trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. The majority of stores have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, fleet owners and other accounts. AutoZone also sells automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. Additionally, we sell the ALLDATA brand of automotive diagnostic, repair, collision and shop management software through www.alldata.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

AutoZone will host a conference call this morning, Tuesday, December 5, 2023, beginning at 10:00 a.m. (ET) to discuss its first quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com and clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062, passcode AUTOZONE. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 49343 through December 19, 2023.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained herein constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand, due to changes in fuel prices, miles driven or otherwise; energy prices; weather, including extreme temperatures, natural disasters and general weather conditions; competition; credit market conditions; cash flows; access to available and feasible financing on favorable terms; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; the impact of public health issues; inflation, including wage inflation; the ability to hire, train and retain qualified employees including members of management and other key personnel; construction delays; failure or interruption of our information technology systems; issues relating to the confidentiality, integrity or availability of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges associated with doing business in and expanding into international markets; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; impact of tariffs; impact of new accounting standards; our ability to execute our growth initiatives; and other business interruptions. Certain of these risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the year ended August 26, 2023, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. Events described above and in the “Risk Factors” could materially and adversely affect our business. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2024

Condensed Consolidated Statements of Operations
1st Quarter, FY2024
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 18, 2023	November 19, 2022

Net sales	$4,190,277	$3,985,067
Cost of sales	1,976,261	1,990,445
Gross profit	2,214,016	1,994,622
Operating, SG&A expenses	1,365,412	1,271,589
Operating profit (EBIT)	848,604	723,033
Interest expense, net	91,384	57,723
Income before taxes	757,220	665,310
Income tax expense	163,757	125,992
Net income	$593,463	$539,318
Net income per share:
Basic	$33.51	$28.37
Diluted	$32.55	$27.45
Weighted average shares outstanding:
Basic	17,709	19,007
Diluted	18,234	19,645

Selected Balance Sheet Information
(in thousands)
	November 18, 2023	November 19, 2022	August 26, 2023

Cash and cash equivalents	$282,981	$269,790	$277,054
Merchandise inventories	5,774,467	5,607,690	5,764,143
Current assets	6,956,801	6,633,118	6,779,426
Property and equipment, net	5,713,157	5,194,546	5,596,548
Operating lease right-of-use assets	2,998,672	2,922,148	2,998,097
Total assets	16,292,570	15,315,933	15,985,878
Accounts payable	7,182,948	7,345,981	7,201,281
Current liabilities	8,785,622	8,708,989	8,511,856
Operating lease liabilities, less current portion	2,910,727	2,838,433	2,917,046
Total debt	8,583,523	6,328,344	7,668,549
Stockholders' deficit	(5,213,671)	(3,837,923)	(4,349,894)
Working capital	(1,828,821)	(2,075,871)	(1,732,430)

AutoZone's 1st Quarter Highlights - Fiscal 2024

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)
	Trailing 4 Quarters
	November 18, 2023	November 19, 2022
Net income	$2,582,571	$2,413,687
Add: Interest expense	340,033	206,077
Income tax expense	676,953	619,513
EBIT	3,599,557	3,239,277

Add: Depreciation and amortization	508,548	451,886
Rent expense(1)	412,210	383,880
Share-based expense	96,995	75,322
EBITDAR	$4,617,310	$4,150,365

Debt	$8,583,523	$6,328,344
Financing lease liabilities	285,145	309,320
Add: Rent x 6(1)	2,473,260	2,303,280
Adjusted debt	$11,341,928	$8,940,944

Adjusted debt to EBITDAR	2.5	2.2

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Trailing 4 Quarters
	November 18, 2023	November 19, 2022
Net income	$2,582,571	$2,413,687
Adjustments:
Interest expense	340,033	206,077
Rent expense(1)	412,210	383,880
Tax effect(2)	(156,466)	(120,351)
Adjusted after-tax return	$3,178,348	$2,883,293

Average debt(3)	$7,392,640	$5,924,006
Average stockholders' deficit(3)	(4,377,447)	(3,205,259)
Add: Rent x 6(1)	2,473,260	2,303,280
Average financing lease liabilities(3)	291,567	291,106
Invested capital	$5,780,020	$5,313,133

Adjusted After-Tax ROIC	55.0%	54.3%

(1) The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the trailing four quarters ended November 18, 2023 and November 19, 2022.

	Trailing 4 Quarters
(in thousands)	November 18, 2023	November 19, 2022
Total lease cost, per ASC 842	$536,217	$483,867
Less: Financing lease interest and amortization	(90,864)	(72,400)
Less: Variable operating lease components, related to insurance and common area maintenance	(33,143)	(27,587)
Rent expense	$412,210	$383,880

(2) Effective tax rate over the trailing four quarters ended November 18, 2023 and November 19, 2022 is 20.8% and 20.4%, respectively.
(3)All averages are computed based on trailing five quarter balances.

Other Selected Financial Information
(in thousands)
	November 18, 2023	November 19, 2022
Cumulative share repurchases ($ since fiscal 1998)	$35,316,947	$30,992,420
Remaining share repurchase authorization ($)	333,053	2,657,580

Cumulative share repurchases (shares since fiscal 1998)	154,612	152,901

Shares outstanding, end of quarter	17,326	18,797

	12 Weeks Ended	12 Weeks Ended
	November 18, 2023	November 19, 2022

Depreciation and amortization	$120,224	$109,253

Cash flow from operations	830,259	793,587

Capital spending	235,428	114,397

AutoZone's 1st Quarter Highlights - Fiscal 2024
Condensed Consolidated Statements of Operations
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended
	November 18, 2023		November 19, 2022
Domestic:
Beginning stores	6,300		6,168
Stores opened	17		28
Stores closed	(1)		-
Ending domestic stores	6,316		6,196

Relocated stores	-		3

Stores with commercial programs	5,803		5,459

Square footage (in thousands)	41,749		40,874

Mexico:
Beginning stores	740		703
Stores opened	5		3
Ending Mexico stores	745		706

Brazil:
Beginning stores	100		72
Stores opened	4		4
Ending Brazil stores	104		76

Total	7,165		6,978

Total Company stores opened, net	25		35

Square footage (in thousands)	48,062		46,708
Square footage per store	6,708		6,694

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	November 18, 2023		November 19, 2022		November 18, 2023	November 19, 2022
Sales per average store	$575		$563		$2,453	$2,365
Sales per average square foot	$86		$84		$366	$354

Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$4,115,694		$3,915,907		$17,344,925	$16,273,595
% Increase vs. LY	5.1%		8.6%		6.6%	9.3%

Domestic Commercial
Total domestic commercial sales	$1,092,920		$1,034,356		$4,657,020	$4,364,852
% Increase vs. LY	5.7%		14.9%		6.7%	23.0%

Average sales per program per week	$15.9		$16.0		$15.9	$15.7
% Increase vs. LY	(0.6%)		11.1%		1.3%	18.0%

All Other, including ALLDATA
All other sales	$74,583		$69,160		$317,493	$294,800
% Increase vs. LY	7.8%		9.1%		7.7%	14.0%

	12 Weeks Ended		12 Weeks Ended
Same store sales(4)	November 18, 2023		November 19, 2022
Domestic	1.2%		5.6%
International	25.1%		23.3%
Total Company	3.4%		7.0%

International - Constant Currency	10.9%		20.8%
Total Company - Constant Currency	2.1%		6.8%

(4)Same store sales are based on sales for all stores open at least one year. Constant Currency same store sales exclude the impact of fluctuations of foreign currency exchange rates by converting both the current year and prior year international results at the prior year foreign currency exchange rate.

Inventory Statistics (Total Stores)
	as of		as of
	November 18, 2023		November 19, 2022
Accounts payable/inventory	124.4%		131.0%

($ in thousands)
Inventory	$5,774,467		$5,607,690
Inventory per store	806		804
Net inventory (net of payables)	(1,408,481)		(1,738,291)
Net inventory/per store	(197)		(249)

	Trailing 5 Quarters
	November 18, 2023		November 19, 2022
Inventory turns	1.5	x	1.5	x